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                                                                Exhibit 23.01


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts", "Summary Consolidated Financial Data" and "Selected Consolidated Financial Data" and to the use of our reports dated August 27, 1997 (except for Notes 7 and 18 as to which the date is November 3, 1997), with respect to the consolidated financial statements and schedule of the Company, dated September 12, 1997 with respect to the financial statements of Hoover Containment Systems, Inc., dated September 22, 1997 with respect to the financial statements of Ershigs, Inc., and dated September 9, 1997 with respect to the financial statements of GL&V/LaValley Construction, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-36857) and related Prospectus of Denali Incorporated.






                                                ERNST & YOUNG LLP


Houston, Texas
November 19, 1997